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                                                                    EXHIBIT 12.1

                               GUITAR CENTER, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
                                   (UNAUDITED)


                                                     Year          Two Months                         Year Ended
                                                     Ended           Ended                           December 31,
                                                  October 31,     December 31,      ----------------------------------------------
                                                     1992             1992             1993        1994        1995        1996
                                                 ------------     ------------      ----------  ----------  ----------  ----------
Earnings (loss) before incomes taxes                $  4,076         $  1,424        $  5,251    $  9,155    $ 11,202    $(72,270)
   Add: Interest expense                                 536               61             302         266         382      12,177
        Portion of rents representative
        of interest factor                               318               53             347         601         662         952
                                                   ----------       ----------      ----------  ----------  ----------  ----------
        Earnings (loss) as adjusted                    4,930            1,538           5,900      10,022      12,246     (59,141)

Fixed charges:
        Interest expense                                 536               61             302         266         382      12,177

        Amortization of debt financing
        costs                                             --               --              --          --          --          --
        Portion of rents representative
        of interest factor                               318               53             347         601         662         952
                                                   ----------       ----------      ----------  ----------  ----------  ----------
        Total fixed charges                              854              114             649         867       1,044      13,129
Ratio of earnings fixed charges                         5.8x            13.5x            9.1x       11.6x       11.7x          --
                                                   ----------       ----------      ----------  ----------  ----------  ----------
                                                   ----------       ----------      ----------  ----------  ----------  ----------


(a) The ratio of earnings to fixed charges has been computed based upon earnings (loss) before provision for income taxes and fixed charges. Fixed charges consist of interest expense and one third of rental expense (the proportion deemed representative of the interest factor). Earnings (loss) before income taxes and fixed charges were insufficient to cover fixed charges by $72.3 million for the year ended December 31, 1996.